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                                                                  EXHIBIT 10.33

                                   AGREEMENT


                 THIS AGREEMENT ("Agreement") is made the 20th day of January, 1995, by and between DONALD ANDRESEN of 9385 Riviera Hills Drive, Greenwood Village, Colorado 80111 ("Andresen") and FRED SCHMID APPLIANCE AND T.V. CO., a Colorado corporation, of 12501 Grand River, Brighton, Michigan 48116 ("Fred Schmid").

                               R E C I T A L S :

                 A. Andresen has heretofore been employed in various capacities by Fred Schmid, and Fred Schmid and Andresen have mutually determined to terminate the Andresen's employment with Fred Schmid.

                 B. In connection with the termination of such employment, Fred Schmid and Andresen have agreed to certain terms, conditions and covenants for which separate consideration is provided by each.

                 NOW THEREFORE, for and in exchange of mutual and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                 1. Resignation. Andresen does hereby voluntarily resign as an employee of Fred Schmid, in every capacity in which he was heretofore employed and, Fred Schmid accepts such resignation.

                 2. Cancellation of Existing Employment Agreement. Fred Schmid and Andresen hereby mutually revoke and cancel any and all employment agreements, whether written or oral, heretofore entered into and/or executed between Fred Schmid and Andresen. In connection therewith, the parties rescind all rights of either party pursuant to any such agreements including, without limitation, Andresen's right to receive any salary, fringe benefits, vacation pay, bonuses, disability or death benefits, termination benefits, insurance and the like. Except as provided in this Agreement, Andresen acknowledges that he has been paid any and all sums due and owing him from Fred Schmid pursuant to any employment or other agreement between Fred Schmid and Andresen, arising out of or connected with his employment and the cancellation of any such agreements shall be without further obligation on the part of either party, except as expressly set forth herein. Without limiting the generality of the foregoing, this Agreement shall hereby terminate and extinguish any and all rights and/or options which were hereinbefore or which Andresen otherwise believed or believes he may be entitled to, to acquire share of the common stock of Fretter, Inc., including without limitation, the options granted effective February 2, 1994 pursuant to the Fretter, Inc. 1993 Long Term Incentive Plan.





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                 3.       Consultation.  Andresen shall receive his incremental
salary payment for the period expiring January 20, 1995 on February 7, 1995. From and after the date hereof, for a period of six months expiring July 31, 1995, Andresen shall provide such consulting services on behalf of Fred Schmid, as Fred Schmid shall deem appropriate to facilitate the formulation of a plan to upgrade, relocate and select sites for retail store locations for Fred
Schmid in the State of Colorado ("Property Plan"). Fred Schmid acknowledges that Andresen shall provide such consulting services at the mutual convenience of the parties. In exchange for such consulting services, Andresen shall receive the sum of One Hundred Thousand and 00/100 ($100,000.00) Dollars payable in 12 equal semi-monthly installments of Eight Thousand Three Hundred Thirty Three and 33/100 ($8,333.33) Dollars each, beginning February 22, 1995 and continuing on the 7th and 22nd day of each succeeding month. During such six month period, Andresen shall be entitled to such medical insurance benefits as are received by the full time employees of Fred Schmid, but no other fringe benefits, vacation pay, expense reimbursement, insurance and the like will be payable to Andresen. Employee shall devote his full time best efforts to complete the Property Plan; and Andresen shall not do anything which shall or might be detrimental or adverse to the best interests of Fred Schmid. Fred Schmid and Andresen are and at all times during the term hereof shall remain independent contractors. Neither party shall be deemed and the relationship arising from this Agreement is not a general agency, joint venture, partnership, employment relationship or franchise. Nothing in this Agreement shall cause Andresen or agents of either party to be deemed employees or agents of the other. Each party retains full responsibility for the supervision and control of its own employees and/or agents. Without limiting the generality of the foregoing, Andresen shall be solely responsible for, indemnify and hold
Fred Schmid harmless from the payment of all federal, state and local employment taxes and related withholding requirements.

                 4. Release by Andresen. Andresen, for himself, his heirs, administrators, executors, legal representatives, successors and assigns, does hereby release Fred Schmid, Fretter, Inc., its and their affiliated companies and their officers, directors, employees, agents, affiliates, representatives, shareholders, successors and assigns, and each of them and their respective heirs, administrators, executors, legal representatives, successors and assigns, of and from any past, present or future claim, demand, damage, cost, expense, liability, cause or cause of action, whatsoever, whether in law or equity, relating to any matters of any kind, whether presently known or unknown, which he may possess, arising from any acts or facts which have or may have occurred through and including the date of this Agreement whether arising out of any act or omission, oral or written employment agreement, option agreement or other agreement of any kind or nature. Provided, however, this release shall not and does not include any rights which Andresen may have upon termination of his employment





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with the Fred Schmid under the Fretter, Inc. 401(k) Profit Sharing Plan.

                 5. Non-Disclosure. Andresen covenants and agrees that he shall not at any time hereafter disclose to any person or entity, including without limitation, any past, present or future, competitor, supplier, employee, agent and/or customer of Fred Schmid either (a) the terms, conditions or existence of this Agreement or (b) any financial data, marketing or advertising plans or programs, selling systems, customer lists, supplier lists, cost and/or pricing data and/or information, product information, or other technical or commercial information relating in any way to the business of Fred Schmid, whether the same may be construed as confidential information or trade secrets, or in the public domain, and regardless of the manner in which Andresen has received such information. Andresen represents that he has heretofore or shall, immediately upon the execution of this Agreement, return to Fred Schmid any and all books, records, documents, agreements, literature or other printed material of any kind or nature in any way related to Fred Schmid.

                 6. Non-Solicitation. Andresen covenants and agrees that he shall not hereafter in any capacity whatsoever hire, employ or retain, recommend or suggest for hire, employment or retention or in any way participate in the hire, employment or retention of any current or former employee of Fred Schmid or any subsidiary or affiliate thereof.

                 7. Non-Competition. Andresen covenants and agrees that he will not Compete (as such term is defined herein) with Fred Schmid for a period of one (1) year from and after the date hereof within any state in the United States of America. For purposes of this Paragraph 7, the term Compete shall mean acting, directly or indirectly, as a broker, consultant, agent, salesman, officer, director, employee, lender, shareholder or in any other capacity for or on behalf of any person or entity which is engaged in the manufacture, purchase, sale, lease or distribution of any service or product which at any time prior to the date of this Agreement, or during the period of non-competition, Fred Schmid shall have manufactured, purchased, sold, leased and/or distributed (including any similar or related service or product).

                 8. Relief. If Andresen shall violate its non-solicitation and/or non-competition agreements contained in Paragraphs 6 and 7 above, then at Fred Schmid's option, either (a) the term of such agreement with respect to the non-competition covenants shall automatically be extended for a period of one (1) year from and after the date on which Andresen shall permanently cease such violation or for a period of one (1) year from and after the date of entry by a court of competent jurisdiction of a final order or judgment enforcing such agreement, whichever is later; or (b) Fred Schmid shall be entitled to cease any and all further





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payment obligations under this Agreement and Andresen shall immediately repay to Fred Schmid any and all sums theretofore paid by Fred Schmid to Andresen whether pursuant to Paragraph 9 hereof or otherwise pursuant to this Agreement.

                 9. Payment. In exchange for the covenants and agreements of Andresen contained herein, Fred Schmid agrees to pay Andresen the sum of One Hundred Thousand and 00/100 ($100,000.00) Dollars, payable in 12 equal semi-monthly installments of Eight Thousand Eight Hundred Thirty Three and 33/100 ($8,333.33) Dollars each, beginning 15 days after the final payment pursuant to Paragraph 3 hereof and continuing on the 7th and 22nd day of each month.

                 10.      Entire Agreement.   Except as otherwise stated
herein, this Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein, supersedes all prior and contemporaneous agreements, understandings and negotiations; and no parol evidence of prior or contemporaneous agreements, understandings and negotiations shall govern or be used to construe or modify this Agreement. No modification or alteration hereof shall be deemed effective unless in writing and signed by the parties hereto.

                 11. Applicable Law. This Agreement, together with the rights, duties and obligations hereunder shall be construed in accordance with the laws of the State of Michigan. In the event that litigation is commenced with respect to any matter arising out of this Agreement, the parties agree to submit to the jurisdiction of the State of Michigan and agree that venue shall lie in Livingston County, Michigan. In the event litigation is instituted by Fred Schmid or Andresen arising out of their respective performance obligations under this Agreement, the prevailing party in such litigation shall be entitled to receive its reasonable attorney's fees from the non-prevailing party.

                 12. Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable in any manner, the remaining provisions of this Agreement shall nonetheless continue in full force and effect without being impaired or invalidated in any way. In addition, if any provision of this Agreement may be modified by a court of competent jurisdiction such that it may be enforced, then said provision shall be so modified and as modified shall be fully enforced.





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                 13.      Notices.  Any notice or communication permitted or
required hereunder shall be made by letter either sent by certified mail with a return receipt requested, or by personal delivery, to the address of each party first above written.

                 IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed as of the date and year first written above.

WITNESSES:                     "EMPLOYER"
                               FRED SCHMID APPLIANCE & T.V. CO.
                               a Colorado corporation

_______________________        By:_______________________________

                                  Its: Vice President

                               "ANDRESEN"


_______________________        __________________________________
                               Donald R. Andresen





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